FOR IMMEDIATE RELEASE

CONTACT:
Mike Rohrkemper, CFO
(859) 586-0600 x1416
investor@pomeroy.com
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     POMEROY IT SOLUTIONS ANNOUNCES RESTATEMENT OF 1ST QUARTER 2005 RESULTSOF
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                                   OPERATIONS
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HEBRON,  KY;  June  15,  2005 --- Pomeroy IT Solutions (NASDAQ:PMRY) ("Pomeroy")
today announced that the previously issued interim consolidated financial statements of Pomeroy for the first quarter ended April 5, 2005, as set forth in its Quarterly Report on Form 10-Q, and the 2nd Quarter guidance previously provided by the company should no longer be relied upon because of accounting errors in which payroll and subcontractor costs were under-accrued as of April 5, 2005. As a result, cost of sales and service and selling, general and administrative expenses were understated by $1.421 million and $503 thousand, respectively, for the three months ended April 5, 2005, resulting in a decrease in service gross margins from 31.3% as initially reported, to 28.6% and a decrease in earnings per share on a fully diluted basis from $.23 to $.14. Pomeroy records employee and subcontractor expenses related to the provision of services as cost of sales and service and other employee and subcontractor expenses as selling, general and administrative expenses.

The errors were identified by management in connection with the review of Pomeroy's financial accounting systems subsequent to the release of the first quarter financial results. The under-accrual error relating to payroll expenses occurred in connection with the final conversion, during the first quarter of 2005, of ARC's payroll practices to Pomeroy's payroll systems as part of completing the integration of Pomeroy's merger with ARC. The conversion and integration process involved changing certain employees' payroll payments from a bi-weekly to a weekly basis and the under-accrual resulted from an error in the accrual formula. In addition, the processing of certain subcontractor expenses was not completed on a timely basis as a result of the relocation of that processing function, during the first quarter of 2005, from the former ARC headquarters to Pomeroy's headquarters.

Pomeroy is taking steps to enhance its internal control over financial reporting designed to prevent a recurrence of the errors discussed above. The Audit Committee and management intend to discuss the matter in detail with Pomeroy's auditor as part of their efforts to enhance Pomeroy's internal controls over financial reporting. In addition, the Board and management are evaluating additional actions to review Pomeroy's accounting and information systems as well as the recent conversion and integration of the systems.

"We regret that the errors made in the process of converting ARC's payroll practices to Pomeroy's payroll systems led to the under-accrual of certain personnel costs in the first quarter of 2005. Pomeroy has always taken seriously our responsibility to provide accurate financial information to our shareholders and we are taking significant steps to improve the quality of our financial systems to ensure that such an error does not occur again in the future. In addition, we are now undertaking a review of our cost structure to ensure that we are diligently controlling our expenses," said Stephen E. Pomeroy, President and Chief Executive Officer.


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About  Pomeroy  IT  Solutions


As a national solutions provider, Pomeroy provides functional outsourcing, application development, managed services in the data center and national support services. Pomeroy maintains a workforce of approximately 3,000 skilled employees who with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, drive costs out and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding projected revenues and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the ability to successfully integrate ARC's business and employees into Pomeroy's business and workforce, the occurrence of a significant system failure, the company's ability to expand or successfully implement its management information systems, higher than expected costs associated with the ARC merger, the terms of applicable agreements and assumptions regarding Pomeroy's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, the ability to implement Pomeroy's best practices strategies, the ability to manage risks associated with customer projects, the ability to attract and retain technical and other highly skilled personnel and Pomeroy's ability to obtain sufficient volumes of products and provide services.